UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-09727 (Commission File Number)	13-3419202 (IRS Employer Identification No.)

2 VENTURE PLAZA, SUITE 350, IRVINE, CALIFORNIA 92618
(Address of Principal Executive Offices) (Zip Code)

(949) 387-2277

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Patient Safety Technologies, Inc. (“we,” or the “Company”) entered into a sub-sublease (the “Sub-Sublease”) with Centrak, Inc., a Delaware corporation (the “Sub-Subtenant”), dated as of November 18, 2010, effective November 22, 2010 (as described below).  The space is comprised of approximately 5,670 square feet of office space located at 5 Caufield Place, Newtown, Pennsylvania and was previously subleased by the Company from Reliance Life Sciences, Inc. (“Reliance”).

The term of the Sub-Sublease commenced on November 22, 2010, the date on which we and the Sub-Subtenant received the written consent of both Reliance and the Master Landlord (as defined in the Sub-Sublease) to the Sub-Sublease. The Sub-Sublease term expires on April 30, 2013 (the “Term”), unless earlier terminated in accordance with the Sub-Sublease.  The base rent due under the Sub-Sublease is (i) $8,225.00 per month for each month during months one (1) through twelve (12), (ii) $8,697.00 per month for months thirteen (13) through twenty four (24), and (iii) $9,170.00 per month for months twenty five (25) through the expiration of the Sub-Sublease. Base rent includes landlord operating expenses, taxes and utilities that a reasonable tenant making comparable use of the subleased premises to that being made by the Sub-Subtenant would typically incur. The Sub-Subtenant will be responsible for any additional utility costs that are not our responsibility.

The foregoing description of the Sub-Sublease does not purport to be complete and is qualified in its entirety by the full text of such Sub-Sublease, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Sub-Sublease Agreement dated as of November 18, 2010 (and effective November 22, 2010) between Patient Safety Technologies, Inc. and Centrak, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2010	Patient Safety Technologies, Inc.

	By:	/s/ Brian E. Stewart Brian E. Stewart President and Chief Executive Officer

Exhibit Index

10.1	Sub-Sublease Agreement dated as of November 18, 2010 (and effective November 22, 2010) between Patient Safety Technologies, Inc. and Centrak, Inc.